Exhibit 5.1

Nason, Yeager, Gerson White & Lioce, P.A.

1645 Palm Beach Lakes Blvd., Suite 1200

West Palm Beach, FL 33401

January 23, 2014

Alliqua, Inc.

850 Third Avenue, Ste. 1801

New York, NY 10022

Attention: David Johnson, CEO

Re: Alliqua, Inc. / Form S-8

Dear Mr. Johnson:

You have requested our opinion with respect to certain matters in connection with the filing by Alliqua, Inc., a Florida corporation (the “Registrant”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering 6,869,054 shares of the Registrant’s common stock (the “Shares”) issuable pursuant to the Registrant’s equity incentive plans, individual stock option agreements, a restricted stock unit agreement, a restricted stock agreement and two option cancellation and release agreements. We have acted as special Florida counsel to the Registrant. We have reviewed the Registration Statement, but we did not provide any advice to the Registrant concerning the Registration Statement. The Registrant was represented by Haynes and Boone, LLP

In connection with this opinion, we have examined such documents and such matters of fact and law as we have deemed necessary as a basis for this opinion.  We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

The opinions expressed herein are limited to the Business Corporation Law of the State of Florida, as currently in effect, and we express no opinion as to the effect of any other law of the State of Florida or the laws of any other jurisdiction.

Subject to the foregoing and in reliance thereon, it our opinion that, upon the issuance and sale of the Shares in accordance with the terms of the plans and the above agreements and in the manner contemplated by the Registration Statement, and subject to the Registrant completing all actions and proceedings required on its part to be taken prior to the issuance of the Shares pursuant to the terms of the plans, including receipt of legal consideration in excess of the par value of the Shares issued (excepting only the issuance of the Shares previously granted under the restricted stock unit agreement, the restricted stock agreement and the option cancellation and release agreements, which Shares were issued for valid consideration and are fully paid and nonassessable securities of the Registrant, subject to the provisions of the applicable award agreement), the Shares will be validly issued, fully paid and nonassessable securities of the Registrant.

Mr. David Johnson

January 23, 2014

We consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission.

This opinion is solely for your benefit and may not be relied upon by any person without our prior written consent.

Very truly yours,

/s/ NASON, YEAGER, GERSON, WHITE & LIOCE, P.A.

NASON, YEAGER, GERSON, WHITE & LIOCE, P.A.